Exhibit 99.1

	Contact:	Contact:
	Trans World Entertainment	Financial Relations Board
	John Anderson	Marilynn Meek
	Acting Chief Financial Officer	(mmeek@frbir.com)
	(518) 452-1242	(212) 827-3773
38 Corporate Circle
Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER RESULTS

Net Loss Reduced By 74%

          Albany, NY, August 16, 2012 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its second quarter ended July 28, 2012. For the second quarter of 2012, the Company reported a $5.4 million decrease in its net loss to $1.9 million, or a loss of $0.06 per diluted share, compared to a net loss of $7.3 million, or a loss of $0.23 per diluted share, for the same period last year.

          Comparable store sales for the quarter were down 1% compared to the same quarter last year. Total sales for the quarter decreased 16% to $91.0 million compared to $108.0 million in 2011. During the quarter, the Company operated an average of 379 stores compared to 442 stores last year, a 14% decline.

          “The second quarter marked our tenth consecutive quarter of improved operating results.” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “Our strategy for the balance of 2012 is to focus on continuing to challenge every aspect of our business to improve and delivering better value and an exceptional shopping experience to our customers. In addition, we will continue to invest in our growth categories and to aggressively seize opportunities to drive sales and operating profits. We’re moving in the right direction and look forward to the remainder of 2012 and beyond.”

          Gross profit for the quarter was $35.8 million, or 39.3% of sales, as compared to $40.0 million, or 37.0%, of sales for the same period last year. The 230 basis point increase in gross profit as a percentage of sales was due to higher margin rates across the majority of our product categories.

          Selling, general and administrative expenses decreased 19% for the quarter to $36.3 million compared to $44.8 million for the comparable period last year. The reduction in SG&A expenses was due to the closing of underperforming stores and continued effective expense management. As a percentage of sales, SG&A expenses improved 170 basis points to 39.8% in the quarter compared to 41.5% for the same period last year.

           For the twenty six weeks ended July 28, 2012, the Company reported a $10.7 million increase in net income to $0.9 million, or $0.03 per diluted share, compared to a net loss of $9.8 million, or a loss of $0.31 per diluted share, for the same period last year. For the twenty six weeks ended July 28, 2012, total sales decreased 15% to $203.3 million, compared to $239.5 million for the same period in 2011. Comparable store sales for the twenty six weeks ended July 28, 2012 were flat.

          Gross profit for the twenty six weeks ended July 28, 2012 was $77.6 million, or 38.2% of sales, compared to $88.3 million, or 36.9%, of sales for the same period last year. For the twenty six weeks ended July 28, 2012, Selling, general and administrative expenses decreased 21% to $73.5 million compared to $93.1 million in the comparable period last year. As a percentage of sales, SG&A expenses improved by 270 basis points to 36.2% from 38.9% for the same period last year.

          Cash on hand at the end of the quarter was $58.3 million, compared to $22.5 million at the end of the second quarter last year. The Company did not require any borrowings under its line of credit at any point during all periods presented. Inventory was $162.0 million at the end of the quarter, versus $205.5 million at the end of the second quarter last year, a decline of 21%.

          Trans World will host a teleconference call today, Thursday, August 16, 2012, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

          Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, electronics, trend, video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com,

www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended

	July 28, 2012	% to Sales	July 30, 2011	% to Sales	July 28, 2012	% to Sales	July 30, 2011	% to Sales

Net sales	$91,038		$107,990		$203,325		$239,486

Cost of sales	55,220	60.7%	67,999	63.0%	125,692	61.8%	151,206	63.1%

Gross profit	35,818	39.3%	39,991	37.0%	77,633	38.2%	88,280	36.9%

Selling, general and administrative expenses	36,250	39.8%	44,810	41.5%	73,511	36.2%	93,064	38.9%

Depreciation and amortization	885	0.9%	1,606	1.5%	1,826	0.9%	3,321	1.4%

Income (loss) from operations	(1,317)	-1.4%	(6,425)	-6.0%	2,296	1.1%	(8,105)	-3.4%

Interest expense, net	522	0.6%	793	0.7%	1,292	0.6%	1,624	0.7%

Income (loss) before income taxes	(1,839)	-2.0%	(7,218)	-6.7%	1,004	0.5%	(9,729)	-4.1%
Income tax expense	47	0.0%	60	0.1%	94	0.0%	96	0.0%

Net Income (loss)	$(1,886)	-2.0%	$(7,278)	-6.8%	$910	0.5%	$(9,825)	-4.1%

Basic income (loss) per common share:

Basic income (loss) per share	$(0.06)		$(0.23)		$0.03		$(0.31)

Weighted average number of common shares outstanding - basic	31,535		31,455		31,535		31,440

Diluted income (loss) per common share:

Diluted income (loss) per share	$(0.06)		$(0.23)		$0.03		$(0.31)

Weighted average number of common shares outstanding - diluted	31,535		31,455		32,240		31,440

SELECTED BALANCE SHEET CAPTIONS:					July 28,		July 30,
(in thousands, except store data)					2012		2011

Cash and cash equivalents					$58,252		$22,494
Merchandise inventory					161,972		205,452
Fixed assets (net)					15,368		18,816
Accounts payable					41,496		58,896
Borrowings under line of credit					—		—
Long-term debt, less current portion					2,488		4,778

Stores in operation, end of period					379		440